Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

NISOURCE INC.

and

COLUMBIA PIPELINE GROUP, INC.

Dated as of             , 2015

ii

iii

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Tax Allocation Agreement
Exhibit C	Form of Transition Services Agreement (NiSource to Columbia)
Exhibit D	Form of Transition Services Agreement (Columbia to NiSource)

SCHEDULES

Schedule 1.1(A)	Assets Transferred to Columbia
Schedule 1.1(B)	Assets Transferred to NiSource
Schedule 1.1(C)	Assumed Actions
Schedule 1.1(D)	Columbia Financial Instruments
Schedule 1.1(E)	Columbia Subsidiaries
Schedule 1.1(F)	NiSource Financial Instruments
Schedule 2.8	Terminated Intercompany Agreements
Schedule 2.10	Resignations
Schedule 5.7(A)	Columbia Recoveries
Schedule 5.7(B)	NiSource Recoveries
Schedule 8.1(A)	Claims Not Released
Schedule 8.1(B)	Obligations Not Released
Schedule 8.3(D)	NiSource Information in Form 10 Registration Statement or Information Statement
Schedule 8.3(E)	NiSource Information in Form S-8 Registration Statement or Prospectus

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is made as of             , 2015 by and between NiSource Inc., a Delaware corporation (“NiSource”), and Columbia Pipeline Group, Inc., a Delaware corporation (“Columbia”), and, as of the date hereof, a wholly-owned subsidiary of NiSource.

WHEREAS, NiSource, through the Columbia Subsidiaries (as defined below), is engaged in the natural gas pipeline, midstream and storage business, as described more fully in the Form 10 Registration Statement (as defined below) (the “Transferred Business”);

WHEREAS, the board of directors of NiSource (the “NiSource Board”) has determined that it would be advisable and in the best interests of NiSource and its stockholders for NiSource to transfer to Columbia the Assets Transferred to Columbia (as defined below) on the terms contemplated by this Agreement;

WHEREAS, the board of directors of Columbia (the “Columbia Board”) has determined that it would be advisable and in the best interests of Columbia and its stockholders for Columbia to transfer to NiSource the Assets Transferred to NiSource (as defined below) on the terms contemplated by this Agreement;

WHEREAS, the NiSource Board has determined that it would be advisable and in the best interests of NiSource and its stockholders for NiSource to distribute on a pro rata basis to the holders of shares of NiSource common stock, par value $0.01 per share (“NiSource Shares”), without any consideration being paid by the holders of such NiSource Shares, all of the outstanding shares of Columbia common stock, par value $0.01 per share (“Columbia Shares”), owned by NiSource as of the Distribution Date (as defined below);

WHEREAS, it is the intention of the parties hereto that the Distribution (as defined below) qualify under Section 355 of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, it is the intention of the parties hereto that the Distribution qualify as tax-free to NiSource under Section 361(c) of the Code and that, except for cash received in lieu of any fractional Columbia Shares, the Distribution qualify as tax-free to NiSource stockholders under Section 355(a) of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Transfers and the Distribution and certain other agreements that will govern the relationship of NiSource and Columbia following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any arbitral body or any court, grand jury or other Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. After the Distribution, Columbia and NiSource shall not be deemed to be under common Control for purposes hereof due solely to the fact that Columbia and NiSource have common stockholders.

“Agent” means Computershare Trust Company, N.A., the distribution agent appointed by NiSource to distribute Columbia Shares pursuant to the Distribution.

“Agreement” means this Separation and Distribution Agreement, as the same may be amended from time to time in accordance with its terms.

“Assets Transferred to Columbia” means the assets transferred or to be transferred to the Columbia Parties by the NiSource Parties and described on Schedule 1.1(A).

“Assets Transferred to NiSource” means the assets transferred or to be transferred to the NiSource Parties by the Columbia Parties and described on Schedule 1.1(B).

“Assumed Actions” means those Actions (a) in which any NiSource Party or any of its Affiliates is a defendant or the party against whom the claim or investigation is directed and (b) that primarily relate to the Columbia Business, including those Actions listed on Schedule 1.1(C).

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 6.1(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Columbia” has the meaning set forth in the first paragraph of this Agreement.

“Columbia Accounts” has the meaning set forth in Section 2.12(a).

“Columbia Amended and Restated Bylaws” means the amended and restated bylaws of Columbia, the form of which has been filed as an exhibit to the Form 10 Registration Statement.

“Columbia Balance Sheet” means the unaudited pro forma consolidated balance sheet of the Columbia Parties as of March 31, 2015, included in the Information Statement.

“Columbia Board” has the meaning set forth in the recitals to this Agreement.

“Columbia Business” means all businesses and operations of the Columbia Parties, including any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the Columbia Parties; provided, however, that, if a Former Business was owned or operated in part by any of the Columbia Parties, such Former Business shall be deemed to be a NiSource Business (and not a Columbia Business) if such Former Business was primarily operated or managed by or primarily associated with the NiSource Business as then conducted; and; provided, further, that for the avoidance of doubt the business and operations of (a) Central Kentucky Transmission Company, a Delaware corporation, shall be deemed to be included in the “NiSource Business” and not in the “Columbia Business” for purposes of this Agreement and (b) Crossroads Pipeline Company, an Indiana corporation, shall be deemed to be included in the “Columbia Business” and not in the “NiSource Business” for purposes of this Agreement.

“Columbia Financial Instruments” means all credit facilities, guaranties, letters of credit and similar instruments primarily related to the Columbia Business under which any NiSource Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(D).

“Columbia Financing Transactions” means the Columbia financing transactions, including the senior note offering and the entry into credit facilities described in the Information Statement as occurring prior to the Distribution Date.

“Columbia Indemnified Parties” has the meaning set forth in Section 8.3.

“Columbia Insured Party” means any Columbia Party that is a named insured, additional named insured or insured under any Shared Policy.

“Columbia Liabilities” means, without duplication, (a) all Liabilities of the Columbia Parties to the extent based upon or arising out of the Columbia Business or the Assets Transferred to Columbia (to the extent then actually transferred to any Columbia Party), (b) all Liabilities of the NiSource Parties to the extent based upon or arising out of the Columbia Business or the Assets Transferred to Columbia (to the extent then actually transferred to any Columbia Party), (c) all Liabilities based upon or arising out of the Columbia Financial Instruments and (d) all outstanding Liabilities included on the Columbia Balance Sheet or in the notes thereto and all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Columbia, or the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of the nature and type of Liabilities included on the Columbia Balance Sheet; it being understood that to the extent the amount of any Liability included on the Columbia Balance Sheet or the notes thereto was an estimate thereof, the actual amount of such Liability (rather than the estimated amount) shall be deemed to be a Columbia Liability for purposes of clause (d).

“Columbia Mark” has the meaning set forth in Section 5.8(d).

“Columbia Parties” means Columbia, the Columbia Subsidiaries and any other Subsidiary of Columbia (including those formed or acquired after the date hereof).

“Columbia Restated Certificate of Incorporation” means the restated certificate of incorporation of Columbia, the form of which has been filed as an exhibit to the Form 10 Registration Statement.

“Columbia Shares” has the meaning set forth in the recitals to this Agreement.

“Columbia Subsidiaries” means the Subsidiaries listed on Schedule 1.1(E) and each Subsidiary of any of the Subsidiaries listed on Schedule 1.1(E).

“Columbia Transfer” has the meaning set forth in Section 2.6(a).

“Confidential Information” means any of the following:

(a)	any Information that is competitively sensitive or otherwise of value to any NiSource Party or Columbia Party and not generally known to the public, including capital investment projects, marketing strategies, plans, governmental, consumer or customer relationships, customer profiles, financial estimates, business plans and internal performance results relating to the past, present or future business activities of any NiSource Party or Columbia Party or the consumers, customers, clients or suppliers of any of the foregoing;

(b)	any regulatory notes, work papers, communications or reports, security Information (including processes and schematics), plant or property designs, health records, employment records or Information containing personally identifiable information; or

(c)	any confidential or proprietary concepts, ideas, know-how, methods, processes, formulae, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, trade secrets or other proprietary Information, whether or not patentable or copyrightable.

Confidential Information includes all documents, inventions, substances, engineering notebooks, work papers, drawings, diagrams, computer programs and data, specifications, bills of material, equipment, prototypes and models and any other tangible manifestation (including data in computer or other digital format) of or containing the foregoing.

“Contract” means any written or oral contract, agreement, lease, license, sublicense, commitment, understanding, arrangement, assignment or indemnity, including any amendment thereto, invoice, purchase order, bid and quotation.

“Control” means, as to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled by” and “under common Control” have correlative meanings.

“Conveyancing Instruments” has the meaning set forth in Section 2.13.

“CPR” has the meaning set forth in Section 10.2(b).

“Dispute” has the meaning set forth in Section 10.2(a).

“Distribution” has the meaning set forth in Section 3.2.

“Distribution Date” means the date determined by the NiSource Board in accordance with Section 3.1 as the date as of which the Distribution will be effected.

“Effective Time” has the meaning set forth in Section 3.2.

“Employee Contract” means any Contract between a Party and a current or former employee of any Party.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between NiSource and Columbia, the form of which is attached hereto as Exhibit A.

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Risk Shared Policies” means fiduciary liability and director and officer (Side A and Side B) Policies that provide coverage for claims asserted after the Effective Time for acts or omissions occurring prior to the Effective Time.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a NiSource Insured Party or a Columbia Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“Form 10 Registration Statement” means the registration statement on Form 10 initially filed by Columbia with the SEC on February 6, 2015 to effect the registration of the Columbia Shares under the Exchange Act, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.

“Form S-8 Registration Statement” means the registration statement on Form S-8, as amended and supplemented, including all documents incorporated by reference, to effect the registration under the Securities Act of Columbia Shares subject to stock-based awards granted to current and former officers, employees and directors of the NiSource Parties and the Columbia Parties pursuant to the Employee Matters Agreement.

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“Governmental Approvals and Consents” means any notices, reports or other filings to be made with or to, or any consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Indemnity Reduction Amounts” has the meaning set forth in Section 8.5(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the information statement included in the Form 10 Registration Statement, which information statement is to be sent by NiSource to its stockholders in connection with the Distribution (as the same may be amended or supplemented prior to the Effective Time).

“Intercompany Agreements” means any Contract, between or binding upon one or more of the NiSource Parties, on the one hand, and one or more of the Columbia Parties, on the other hand, entered into prior to the Distribution, excluding, for the avoidance of doubt, any Shared Contract.

“Intercompany Loan Balances” means all intercompany cash management loan balances (for the avoidance of doubt, excluding any amounts owing under ordinary course of business commercial Contracts that do not constitute Terminated Intercompany Agreements), between the NiSource Parties, on the one hand, and the Columbia Parties, on the other hand.

“Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations (including guaranties), absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“LTIP Shares” has the meaning set forth in Section 2.1(c).

“Marks” has the meaning set forth in Section 5.8(a).

“Mediation Request” has the meaning set forth in Section 10.2(b).

“NiSource Board” has the meaning set forth in the recitals to this Agreement.

“NiSource” has the meaning set forth in the first paragraph of this Agreement.

“NiSource Accounts” has the meaning set forth in Section 2.12(a).

“NiSource Business” means all businesses and operations of the NiSource Parties, other than the Columbia Business, including any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the NiSource Parties; provided, however, that, if a Former Business was owned or operated in part by any of the NiSource Parties, such Former Business shall be deemed to be a Columbia Business (and not a NiSource Business) if such Former Business was primarily operated or managed by or primarily associated with the Columbia Business as then conducted; and; provided, further, that for the avoidance of doubt the business and operations of (a) Central Kentucky Transmission Company, a Delaware corporation, shall be deemed to be included in the “NiSource Business” and not in the “Columbia Business” for purposes of this Agreement and (b) Crossroads Pipeline Company, an Indiana corporation, shall be deemed to be included in the “Columbia Business” and not in the “NiSource Business” for purposes of this Agreement.

“NiSource Financial Instruments” means all credit facilities, guaranties, letters of credit and similar instruments that are not primarily related to the Columbia Business under which any Columbia Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(F).

“NiSource Indemnified Parties” has the meaning set forth in Section 8.2.

“NiSource Insured Party” means any NiSource Party that is a named insured, additional named insured or insured under any Shared Policy.

“NiSource Liabilities” means, without duplication, (a) all Liabilities of the NiSource Parties to the extent based upon or arising out of the NiSource Business or the Assets Transferred to NiSource (to the extent then actually transferred to any NiSource Party pursuant hereto),

(b) all Liabilities of the Columbia Parties to the extent based upon or arising out of the NiSource Business or the Assets Transferred to NiSource (to the extent then actually transferred to any NiSource Party pursuant hereto) and (c) all Liabilities based upon or arising out of the NiSource Financial Instruments.

“NiSource Mark” has the meaning set forth in Section 5.8(a).

“NiSource Parties” means NiSource and its Subsidiaries (including those formed or acquired after the date hereof), other than the Columbia Parties.

“NiSource Shares” has the meaning set forth in the recitals to this Agreement.

“NiSource Transfer” has the meaning set forth in Section 2.6(a).

“NYSE” means the New York Stock Exchange.

“Occurrence Basis Policies” has the meaning set forth in Section 6.1(b).

“Out-of-Pocket Expenses” means expenses involving a payment to a Third Party (other than an employee of the Party making the payment).

“Party” means a NiSource Party or a Columbia Party, as applicable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of the NiSource Parties and their predecessors which were or are in effect at any time at or prior to the Effective Time (other than insurance policies, insurance Contracts and claim administration Contracts established in contemplation of the Distribution to cover only the Columbia Parties after the Effective Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Prime Rate” means the rate that Barclays Bank PLC (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 9.9(a).

“Privileged Information” has the meaning set forth in Section 9.9(a).

“Procedure” has the meaning set forth in Section 10.2(b).

“Record Date” means 5:00 p.m. Central Time on the date determined by the NiSource Board as the record date for the Distribution.

“Related Claims” means a claim or claims against a Shared Policy made by one or more Columbia Insured Parties, on the one hand, and one or more NiSource Insured Parties, on the other hand, filed in connection with Losses suffered by either a Columbia Insured Party or a NiSource Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a NiSource Insured Party or a Columbia Insured Party, as the case may be, which Losses are the subject of a claim or claims by such NiSource Insured Party or Columbia Insured Party, as the case may be, against a Shared Policy.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shared Contract” has the meaning set forth in Section 5.2(a).

“Shared Policies” has the meaning set forth in Section 6.1(b).

“Sidley” has the meaning set forth in Section 3.7(h).

“Special Dividend” means a cash dividend to be paid prior to the Effective Time in immediately available funds by Columbia to NiSource in an aggregate amount equal to $1,450,000,000 (one billion four hundred fifty million dollars).

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person; provided, however, that no corporation or other organization that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Distribution, NiSource and Columbia shall not be deemed to be under common Control for purposes hereof due solely to the fact that NiSource and Columbia have common stockholders.

“Surviving Intercompany Agreements” means any Intercompany Agreements other than this Agreement, the Transaction Agreements and the Terminated Intercompany Agreements.

“Tax” and “Taxes” shall have the meaning set forth in the Tax Allocation Agreement.

“Tax Allocation Agreement” means the Tax Allocation Agreement to be entered into between NiSource and Columbia, the form of which is attached hereto as Exhibit B.

“Terminated Intercompany Agreements” has the meaning set forth in Section 2.8.

“Third Party” means a Person that is not an Affiliate of any Party.

“Third-Party Claim” has the meaning set forth in Section 8.6(a).

“Third-Party Consents” means any consent, approval or authorization to be obtained from any Person that is not a Governmental Authority.

“Trademark License Agreement” means the Trademark License Agreement, dated as of February 11, 2015, by and between NiSource Corporate Services Company and Columbia Pipeline Group Services Company.

“Transaction Agreements” means the Conveyancing Instruments (for the avoidance of doubt, regardless of whether entered into before or after the Effective Time), the Employee Matters Agreement, the Trademark License Agreement, the Tax Allocation Agreement and the Transition Services Agreements.

“Transferred Business” has the meaning set forth in the recitals to this Agreement.

“Transfers” has the meaning set forth in Section 2.6(a).

“Transition Services Agreements” means the Transition Services Agreements to be entered into between NiSource Corporate Services Company and Columbia Pipeline Group Services Company, the forms of which are attached hereto as Exhibit C and Exhibit D.

“Unrelated Claim” means any claim against a Shared Policy that is not a Related Claim.

SECTION 1.2 Interpretation. (a) For purposes of this Agreement

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iv) reference to any gender includes the other gender and the neutral gender;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by NiSource and its Subsidiaries, including Columbia, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and a Transaction Agreement, the provisions of such Transaction Agreement shall control unless explicitly stated otherwise therein;

(x) any portion of this Agreement obligating a party hereto to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xi) all references to dollar amounts shall be in respect of lawful currency of the United States.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

ARTICLE II

THE SEPARATION AND OTHER ACTIONS PRIOR TO THE DISTRIBUTION

In order to effect the transactions contemplated by Articles III and IV, the NiSource Parties and the Columbia Parties shall take the following actions prior to the Distribution:

SECTION 2.1 SEC and Other Securities Filings.

(a) Columbia and NiSource shall use their respective commercially reasonable efforts to cause the Form 10 Registration Statement and the Form S-8 Registration Statement to become effective as soon as reasonably practicable. As soon as practicable after the Form 10 Registration Statement becomes effective, NiSource shall mail the Information Statement to the holders of record of NiSource Shares as of the Record Date.

(b) NiSource and Columbia shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the transactions contemplated by this Agreement.

(c) NiSource and Columbia shall seek to have approved an application for the listing on the NYSE, subject to official notice of issuance, of the Columbia Shares and the shares of Columbia common stock, par value $0.01 per share, that are subject to issuance under the Columbia Pipeline Group, Inc. 2015 Omnibus Incentive Plan (the “LTIP Shares”).

(d) NiSource shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(e) NiSource and Columbia shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the transactions contemplated hereby, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or by the Employee Matters Agreement.

SECTION 2.2 Stock-Based Employee Benefit Plans. NiSource and Columbia shall take all actions as are necessary to approve the stock-based employee benefit plans of Columbia in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

SECTION 2.3 Governmental Approvals and Consents; Third-Party Consents. NiSource and Columbia shall use their respective commercially reasonable efforts to obtain all Governmental Approvals and Consents and all Third-Party Consents that are required or appropriate in connection with the transactions contemplated by this Agreement.

SECTION 2.4 Additional Approvals. NiSource shall cooperate with Columbia in effecting, and if so requested by Columbia, NiSource shall, as the sole stockholder of Columbia prior to the Distribution, ratify any actions that are reasonably necessary or desirable to be taken by Columbia to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the Columbia Business and non-employee members of the Columbia Board.

SECTION 2.5 The Agent. NiSource shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution, such that the Agent, in its capacity as NiSource’s distribution agent and Columbia’s transfer agent, may distribute the Columbia Shares in the manner described in Article III.

SECTION 2.6 Additional Actions Prior to the Distribution Date. NiSource and Columbia shall take the following actions prior to the Distribution Date:

(a) Transfer of Assets. Prior to the date hereof, the appropriate NiSource Party transferred to the appropriate Columbia Party all of such NiSource Party’s right, title and interest in and to certain of the Assets Transferred to Columbia. To the extent it has not already done so, as soon as practicable following the Effective Time, NiSource, shall, or shall cause the appropriate NiSource Party to, use its commercially reasonable efforts to transfer to the appropriate Columbia Party all of such NiSource Party’s right, title and interest in and to all of the Assets Transferred to Columbia not previously transferred thereto, in each case, as described and on the terms set forth in Schedule 1.1(A) (all such transfers, whether occurring before or after the Distribution Date, being collectively referred to herein as the “NiSource Transfer”). Prior to the date hereof, the appropriate Columbia Party transferred to the appropriate NiSource Party all of such Columbia Party’s right, title and interest in and to certain of the Assets Transferred to NiSource. To the extent it has not already done so, as soon as practicable following the Effective Time, Columbia, shall, or shall cause the appropriate Columbia Party to, use its commercially reasonable efforts to transfer to the appropriate NiSource Party all of such Columbia Party’s right, title and interest in and to all of the Assets Transferred to NiSource not previously transferred thereto, in each case, as described and on the terms set forth in Schedule 1.1(B) (all such transfers, whether occurring before or after the Distribution Date, are collectively referred to herein as the “Columbia Transfer” and together with the NiSource Transfer, the “Transfers”).

(b) Columbia Board. The Columbia Board shall be reconstituted so that it consists of the persons who are identified in the Information Statement as being directors of Columbia at the Effective Time or, in the event of the death or inability or unwillingness of any of such persons to serve on the Columbia Board, such other persons as shall be designated by the NiSource Board. Each member of the reconstituted Columbia Board shall be designated as a Class I, Class II or Class III director.

(c) Columbia Charter and Bylaws. The Columbia Board shall approve and adopt the Columbia Restated Certificate of Incorporation and the Columbia Amended and Restated Bylaws, and NiSource, as sole stockholder of Columbia, shall approve and adopt the Columbia Restated Certificate of Incorporation. Columbia shall file the Columbia Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

(d) Subdivision of Columbia Common Stock to Accomplish the Distribution. Effective upon the filing of the Columbia Restated Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to Section 2.6(c), each Columbia Share then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable Columbia Shares issued and outstanding equal to the number necessary to effect the Distribution.

SECTION 2.7 Intercompany Accounts; Intercompany Debt. No later than two business days immediately preceding the Distribution Date, NiSource shall prepare an estimate of all Intercompany Loan Balances as of immediately prior to the Effective Time, on a net basis in the aggregate (the “Estimated Intercompany Balance”), and no later than one business day after the Distribution Date, (a) if the NiSource Parties owe the Estimated Intercompany Balance to the Columbia Parties, NiSource shall pay the Estimated Intercompany Balance to Columbia or (b) if the Columbia Parties owe the Estimated Intercompany Balance to the NiSource Parties, Columbia shall pay the Estimated Intercompany Balance to NiSource. Within 60 days after the Distribution Date, NiSource shall prepare and deliver to Columbia a final statement setting forth the actual Intercompany Loan Balances as of immediately prior to the Effective Time, on a net basis in the aggregate and taking into account the payment of the Estimated Intercompany Balance as if it had been paid immediately prior to the Effective Time (the “Final Intercompany Balance”), and no later than five business days after the delivery of such final statement to Columbia, (i) if the NiSource Parties owe the Final Intercompany Balance to the Columbia Parties, NiSource shall pay the Final Intercompany Balance to Columbia or (ii) if the Columbia Parties owe the Final Intercompany Balance to the NiSource Parties, Columbia shall pay the Final Intercompany Balance to NiSource. Any amount payable pursuant to clause (i) or (ii) of the immediately preceding sentence shall be paid, together with interest thereon at a rate of 2.0% per annum for the period beginning on the Distribution Date and ending on the date of such payment, in immediately available funds to the account designated in writing by the receiving Party.

SECTION 2.8 Termination of Certain Existing Intercompany Agreements. The Intercompany Agreements set forth on Schedule 2.8, and all related intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, as in effect immediately prior to the Distribution (collectively, the “Terminated Intercompany Agreements”), shall be terminated and be of no further force and effect from and after the Effective Time; provided, however, that, for the avoidance of doubt, this Section 2.8 shall not terminate or affect this Agreement or any Transaction Agreement. If any Intercompany Agreement, intercompany arrangement or course of dealings is terminated pursuant to this Section 2.8 and, but for the mistake or oversight of either party hereto, would not have been listed on Schedule 2.8, then, at the request of NiSource or Columbia made within 12 months following the Distribution Date, the relevant Parties shall negotiate in good faith after the Distribution to determine whether, notwithstanding such termination, such Intercompany Agreement, intercompany arrangement or course of dealings should continue following the Effective Time and the terms and conditions upon which the Parties may continue with respect thereto.

SECTION 2.9 Financial Instruments.

(a) Columbia will, at its expense, take or cause to be taken all actions, and enter into (or cause the other Columbia Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any NiSource Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Columbia Financial Instruments to the extent related to the Columbia Parties or the Columbia Business (it being understood that all such Liabilities in respect of Columbia Financial Instruments are Columbia Liabilities).

(b) NiSource will, at its expense, take or cause to be taken all actions, and enter into (or cause the other NiSource Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any Columbia Party, not later than the

Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of NiSource Financial Instruments to the extent not related to the Columbia Parties or the Columbia Business (it being understood that all such Liabilities in respect of NiSource Financial Instruments are NiSource Liabilities).

(c) The parties’ obligations under this Section 2.9 will continue to be applicable to all Columbia Financial Instruments and NiSource Financial Instruments identified by NiSource or Columbia at any time prior to the fifth anniversary of the Effective Time.

SECTION 2.10 Resignations.

(a) NiSource will cause all of its employees and directors and all of the employees and directors of each other NiSource Party to resign, effective no later than the Effective Time, from all boards of directors or similar governing bodies of Columbia or any other Columbia Party on which they serve, and from all positions as officers of Columbia or any other Columbia Party in which they serve, except as otherwise specified on Schedule 2.10. Columbia will cause all of its employees and directors and all of the employees and directors of each other Columbia Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of NiSource or any other NiSource Party on which they serve, and from all positions as officers of NiSource or any other NiSource Party in which they serve, except as otherwise specified on Schedule 2.10.

(b) NiSource will cause each of its employees and each of the employees of each other NiSource Party to revoke or withdraw their express written authority, if any, to act on behalf of any Columbia Party as an agent or representative therefor after the Effective Time. Columbia will cause each of its employees and each of the employees of each other Columbia Party to revoke or withdraw their express written authority, if any, to act on behalf of any NiSource Party as an agent or representative therefor after the Effective Time. All authority (other than express written authority) of any employee of any NiSource Party to act on behalf of any Columbia Party, or of any employee of any Columbia Party to act on behalf of any NiSource Party, shall automatically be revoked and withdrawn as of immediately prior to the Effective Time with no further act on the part of any of the NiSource Parties or Columbia Parties.

SECTION 2.11 Provision of Corporate Records. Without limitation of the parties’ rights and obligations pursuant to Article IX, prior to or as promptly as reasonably practicable after the Distribution, in each case to the extent practicable and at the cost of the requesting party:

(a) Upon the request of Columbia, NiSource shall deliver to Columbia all corporate secretary books and records of the Columbia Parties. NiSource may retain copies of such records in the possession or control of any NiSource Party.

(b) Upon the request of NiSource, Columbia shall deliver to NiSource all corporate books and records of the NiSource Parties in the possession or control of any Columbia Party.

SECTION 2.12 Bank Accounts; Cash Balances.

(a) The parties hereto agree to take, or cause to be taken, at the Effective Time (or such earlier time as NiSource may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by any Columbia Party (the “Columbia Accounts”) so that such Columbia Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by any NiSource Party (the “NiSource Accounts”) are de-linked from the NiSource Accounts. From and after the Effective Time, no employee of any NiSource Party shall have any authority to access or control any Columbia Account.

(b) The parties hereto agree to take, or cause to be taken, at the Effective Time (or such earlier time as NiSource may determine), all actions necessary to amend all Contracts governing the NiSource Accounts so that such NiSource Accounts, if currently linked to a Columbia Account, are de-linked from the Columbia Accounts. From and after the Effective Time, no employee of any Columbia Party shall have any authority to access or control any NiSource Account.

(c) It is intended that, following consummation of the actions contemplated by Section 2.12(a) and Section 2.12(b), there will continue to be in place a centralized cash management system pursuant to which the Columbia Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by one or more of the Columbia Parties.

(d) It is intended that, following consummation of the actions contemplated by Section 2.12(a) and Section 2.12(b), there will continue to be in place a centralized cash management system pursuant to which the NiSource Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by one or more of the NiSource Parties.

(e) With respect to any outstanding checks issued by any Party prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the member of the applicable Party owning the account on which the check is drawn.

(f) As between the Parties all payments and reimbursements made or received after the Effective Time by any NiSource Party that relate to the Columbia Business, or by any Columbia Party that relate to the NiSource Business, shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over the amount of such payment or reimbursement without right of set-off.

(g) The Parties agree that, prior to the Effective Time, any of the NiSource Parties may withdraw any and all cash or cash equivalents from the Columbia Accounts for the benefit of any NiSource Party and any such cash or cash equivalents so withdrawn shall be a NiSource asset notwithstanding anything to the contrary contained herein.

SECTION 2.13 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by this Article II, including the Transfers, NiSource and Columbia have executed and delivered and, shall execute and deliver, or cause to be executed and delivered (including, for the avoidance of doubt, in the case of Transfers effected following the Effective Time), such agreements, deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance, together with any agreements entered into in connection therewith (collectively, the “Conveyancing Instruments”) as NiSource and Columbia shall reasonably deem necessary or appropriate to effect such transactions, including the Transfers.

SECTION 2.14 Transaction Agreements. At or prior to the Effective Time, NiSource and Columbia shall execute and deliver, or cause to be executed and delivered, as appropriate, each of the Transaction Agreements; provided, that in the case of the Transfers effected following the Effective Time, the applicable Conveyancing Instruments will be executed and delivered following the Effective Time.

SECTION 2.15 Columbia Borrowings and Dividends. In order to facilitate the Distribution, prior to the date hereof Columbia issued $2,750,000,000 (two billion seven hundred fifty million dollars) in principal amount of senior unsecured notes and used the net proceeds to pay intercompany debt owed to the NiSource Parties and to pay the Special Dividend to NiSource as holder of record of all outstanding Columbia Shares.

ARTICLE III

THE DISTRIBUTION

SECTION 3.1 Record Date and Distribution Date. Subject to the terms and conditions of this Agreement, including Section 3.6 and Section 3.8, the NiSource Board shall, in its sole and absolute discretion, establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

SECTION 3.2 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.7(b) and at the sole and absolute discretion of NiSource, on the Distribution Date, NiSource shall cause the Agent to distribute to each holder of record of NiSource Shares as of the Record Date by means of a pro rata dividend of one (1) Columbia Share for each NiSource Share held of record by such holder as of the Record Date (the “Distribution”); provided, however, that any fractional Columbia Shares shall be treated as provided in Section 3.4. The Distribution shall be effective at 11:59 p.m., New York City time, on the Distribution Date (the “Effective Time”).

SECTION 3.3 Delivery of Columbia Shares. Each Columbia Share distributed pursuant to Section 3.2 shall be validly issued, fully paid and nonassessable and free of preemptive rights. The Columbia Shares distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. NiSource shall cause the Agent to deliver an account statement to each holder of record of Columbia Shares reflecting such holder’s ownership interest in Columbia Shares.

SECTION 3.4 Fractional Shares. No fractional Columbia Shares will be distributed in the Distribution. NiSource will direct the Agent to determine the number of whole Columbia Shares and fractional Columbia Shares allocable to each holder of record of NiSource Shares as of the Record Date. Upon the determination by the Agent of such number of fractional Columbia Shares, as soon as practicable after the Distribution Date, the Agent, acting on behalf of the holders thereof, shall aggregate all such fractional shares and sell the whole shares obtained thereby for cash on the open market and shall thereafter promptly disburse to each such holder entitled thereto its ratable portion of the resulting cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and other costs attributed to the sale of fractional Columbia Shares pursuant to this Section 3.4.

SECTION 3.5 Unclaimed Shares. Any Columbia Shares or cash in lieu of fractional shares with respect to Columbia Shares that remain unclaimed by any holders of record of NiSource Shares one hundred eighty (180) days after the Distribution Date shall be delivered to Columbia, and Columbia shall hold such Columbia Shares for the account of such holders, and the parties hereto agree that all obligations to provide such Columbia Shares and cash, if any, in lieu of fractional share interests shall be obligations of Columbia, subject in each case to applicable escheat or other abandoned property Laws, and NiSource shall have no Liability with respect thereto.

SECTION 3.6 Distribution at NiSource’s Discretion. The consummation of the transactions provided for in the foregoing provisions of this Article III shall only be effected after the Distribution has been declared by the NiSource Board and after all of the conditions set forth in Section 3.7 have been satisfied or waived. Notwithstanding the foregoing, at any time and from time to time prior to the Distribution, NiSource, in its sole and absolute discretion, may determine to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

SECTION 3.7 Conditions to the Distribution. The obligation of NiSource to effect the Distribution is subject to the satisfaction or the waiver by NiSource, in its sole and absolute discretion, of each of the following conditions:

(a) Approval by the NiSource Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the NiSource Board in accordance with applicable Law and the Amended and Restated Certificate of Incorporation and Bylaws of NiSource.

(b) Financings; Special Dividend. The Columbia Financing Transactions shall have been consummated; the Special Dividend contemplated by Section 2.15 shall have been paid to NiSource; NiSource shall be satisfied in its sole discretion that, as of the Effective Time, no NiSource Party shall have any Liability under the Columbia Financing Transactions; and NiSource shall have entered into a new credit facility on such terms and for such amount as may be acceptable to NiSource.

(c) Transaction Agreements. The Transaction Agreements (excluding, in the case of the Transfers effected following the Effective Time, the applicable Conveyancing Instruments) shall have been duly executed and delivered by the parties thereto, and each Transaction Agreement shall be in full force and effect.

(d) Form 10 Registration Statement. The SEC shall have declared effective the Form 10 Registration Statement, and no stop order suspending the effectiveness of the Form 10 Registration Statement shall be in effect or, to the knowledge of either NiSource or Columbia, threatened by the SEC.

(e) Information Statement. The Information Statement shall have been mailed to holders of record of NiSource common stock.

(f) State and Foreign Securities and “Blue Sky” Laws Approvals. NiSource and Columbia shall have received all permits, registrations and consents required under the securities or “blue sky” Laws of states or other political subdivisions of the United States or of applicable foreign jurisdictions in connection with the Distribution.

(g) Approval of NYSE Listing Application. The NYSE shall have approved for listing, subject to official notice of issuance, the Columbia Shares and the LTIP Shares.

(h) Receipt of Tax Opinion. NiSource shall have received an opinion of Sidley Austin LLP (“Sidley”) (or other nationally recognized tax counsel), in form and substance satisfactory to NiSource, confirming, among other things, the tax-free status of the Distribution for U.S. federal income tax purposes.

(i) Receipt of Solvency Opinion. An independent firm acceptable to NiSource, in its sole and absolute discretion, shall have delivered one or more opinions to the NiSource Board confirming the solvency and adequacy of capital of NiSource and Columbia, which opinions shall be in form and substance satisfactory to NiSource, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.

(j) Consents. NiSource and Columbia shall have received all material Governmental Approvals and Consents required to have been received prior to the Distribution and all material Third-Party Consents necessary to effect the Distribution and to permit the operation of the Columbia Business after the Distribution Date.

(k) No Legal Restraint. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions contemplated hereby.

(l) Credit Ratings. NiSource and Columbia shall have each received credit ratings from the credit rating agencies that are satisfactory to NiSource in its sole and absolute discretion.

(m) No Other Events. No event or development shall have occurred or shall exist that, in the judgment of the NiSource Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

SECTION 3.8 NiSource Right Not to Close or to Terminate. The conditions set forth in Section 3.7 are for the sole benefit of NiSource and shall not give rise to or create any duty on the part of NiSource or the NiSource Board to waive or not waive any such condition or to effect the Distribution, or in any way limit NiSource’s power of termination set forth in Section 10.15. Any determination made by NiSource prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.7 shall be conclusive and binding on the parties hereto.

ARTICLE IV

NO REPRESENTATIONS AND WARRANTIES

SECTION 4.1 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION AGREEMENT, NO NISOURCE PARTY OR COLUMBIA PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY COLUMBIA PARTY OR NISOURCE PARTY, AS APPLICABLE, OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER THE NISOURCE BUSINESS OR THE COLUMBIA BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE PARTY, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH, WITH RESPECT TO THE DISTRIBUTION AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE NISOURCE PARTIES AND THE COLUMBIA PARTIES SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

CERTAIN COVENANTS

SECTION 5.1 Non-Assignable Contracts.

(a) If and to the extent that any NiSource Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Columbia Party of any Contract or other rights relating to the Columbia Business that would otherwise be transferred or assigned to such Columbia Party as contemplated by this Agreement or any Transaction Agreement, (i) such NiSource Party shall continue to be bound thereby and the purported transfer or assignment to such Columbia Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (ii) unless not permitted by the terms thereof or by Law, the Columbia Parties shall pay, perform and discharge fully all of the obligations of the NiSource Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the NiSource Parties for all Losses arising out of such performance by such Columbia Party. The NiSource Parties shall, without further consideration therefor, pay and remit to the applicable Columbia Party promptly all monies, rights and other consideration received in respect of such performance. The NiSource Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 5.1(a) only as reasonably directed by Columbia and at Columbia’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the applicable NiSource Party shall promptly assign or transfer and novate (to the extent permissible) all of its rights and obligations thereunder to the applicable Columbia Party without payment of further consideration, and the Columbia Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 5.1(a) is prohibited by Law or the terms thereof, this Section 5.1(a) shall operate to create a subcontract with the applicable Columbia Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the NiSource Parties with respect to the performance by such Columbia Party.

(b) If and to the extent that any Columbia Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any NiSource Party of any Contract or other rights relating to the NiSource Business that would otherwise be transferred or assigned to such NiSource Party as contemplated by this Agreement or any Transaction Agreement, (i) such Columbia Party shall continue to be bound thereby and the purported transfer or assignment to such NiSource Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (ii) unless not permitted by the terms thereof or by Law, the NiSource Parties shall pay, perform and discharge fully all of the obligations of the Columbia Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Columbia Parties for all Losses arising out of such performance by such NiSource Party. The Columbia Parties shall, without further consideration therefor, pay and remit to the applicable NiSource Party promptly all monies, rights and other consideration received in respect of such performance. The Columbia Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 5.1(b) only as reasonably directed by NiSource and at NiSource’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the applicable Columbia Party shall promptly assign or transfer and novate (to the extent permissible) all of its rights and obligations thereunder to the applicable NiSource Party without payment of further consideration, and the NiSource Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 5.1(b) is prohibited by Law or the terms thereof, this Section 5.1(b) shall operate to create a subcontract with the applicable NiSource Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Columbia Parties with respect to the performance by such NiSource Party.

SECTION 5.2 Shared Contracts.

(a) Any Contract with a Third Party that relates to both the NiSource Business and the Columbia Business (each such Contract, a “Shared Contract”) shall be handled as contemplated by Section 5.2(d) unless NiSource determines, in its sole discretion, that it is desirable to partially assign such Shared Contract as contemplated by Section 5.2(b) or to amend such Shared Contract as contemplated by Section 5.2(c).

(b) If any Shared Contract can be partially assigned by its terms and NiSource determines, in its sole discretion, that it is so desirable with respect to such Shared Contract, NiSource shall assign such Shared Contract in part to Columbia, or another Columbia Party designated by Columbia, so that the Columbia Parties will be entitled to the benefits and rights relating to the Columbia Business and will assume their related portion of any Liabilities under such Shared Contract. If any such partial assignment requires the consent or approval of any Third Party or any other required action, the partial assignment of such Shared Contract shall be effected in accordance with the terms of this Agreement, if and when such consent or approval is obtained or such other required action has been taken.

(c) If NiSource determines, in its sole discretion, that it is so desirable with respect to any Shared Contract, NiSource and Columbia shall, and shall cause the applicable NiSource Parties and Columbia Parties to, cooperate and use commercially reasonable efforts to enter into an arrangement with the counterparty to such Shared Contract to amend such Shared Contract so as to delete all obligations therefrom (i) to the extent that such obligations relate to the NiSource Business, and enter into a new Contract with the applicable counterparty which solely relates to the Columbia Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract, or (ii) to the extent that such obligations relate to the Columbia Business, and enter into a new Contract with the applicable counterparty which solely relates to the NiSource Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract.

(d) With respect to each Shared Contract that is not partially assigned or amended as contemplated by Section 5.2(b) or Section 5.2(c), NiSource and Columbia shall, and shall cause the applicable NiSource Parties and Columbia Parties to, cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of such Shared Contract and applicable Law:

(i) to provide the applicable NiSource Party the benefits and obligations of any such Shared Contract with respect to the NiSource Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the NiSource Party any or all of the rights and obligations with respect to such Shared Contract with respect to the NiSource Business, including, to the extent applicable and appropriate, upon the request and at the sole cost and expense of NiSource, CPG or the applicable CPG Parties using commercially reasonable efforts and in a commercially reasonable time-frame to pursue breach of warranty claims under such Shared Contract with respect to the NiSource Business on the applicable NiSource Parties’ behalf where such right to pursue a breach is not passed on to NiSource. In any such arrangement, the NiSource Parties will, with respect to that portion of the Shared Contract relating to the NiSource Business, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of Columbia and the applicable Columbia Party related to such activities, (F) be entitled to continue to receive any correspondence or invoices delivered with respect to such Shared Contract and (G) be entitled to receive copies of all correspondence and invoices delivered to or by any Columbia Party with respect to such Shared Contract; and

(ii) to provide the applicable Columbia Party the benefits and obligations of any such Shared Contract with respect to the Columbia Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the Columbia Party any or all of the rights and obligations with respect to such Shared Contract with respect to the Columbia Business including, to the extent applicable and appropriate, upon the request and at the sole cost and expense of CPG, NiSource or the applicable NiSource Parties using commercially reasonable efforts and in a commercially reasonable time-frame to pursue breach of warranty claims under such Shared Contract with respect to the CPG Business on the applicable CPG Parties’ behalf where such right to pursue a breach is not passed on to CPG. In any such arrangement, the Columbia Parties will, with respect to that portion of the Shared Contract relating to the Columbia Business, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of NiSource and the applicable NiSource Party related to such activities and (F) be entitled to receive copies of all correspondence and invoices delivered to or by any NiSource Party with respect to such Shared Contract.

(e) With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 5.2(d), NiSource, on behalf of itself and each of the NiSource Parties, shall indemnify, defend and hold harmless each of the Columbia Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the Columbia Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the NiSource Business. With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 5.2(d), Columbia, on behalf of itself and each of the Columbia Parties, shall indemnify, defend and hold harmless each of the NiSource Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the NiSource Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the Columbia Business.

(f) No NiSource Party or Columbia Party shall be required to pay any consideration to any Third Party in connection with implementing the arrangements contemplated by this Section 5.2.

(g) The parties shall follow the procedures specified in Section 10.2 in the event of any dispute regarding the rights and obligations of the NiSource Parties or the Columbia Parties with respect to any Shared Contract that is the subject of an arrangement contemplated by Section 5.2(d).

SECTION 5.3 Further Assurances. (a) Each Party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable Laws to consummate or make effective the transactions contemplated by this Agreement and each of the Transaction Agreements; provided, however, that no Party shall be obligated under this Section 5.3 to pay any consideration, grant any concession or incur any Liability to any Third Party.

(b) If, as a result of mistake or oversight, any asset or Contract reasonably necessary to the conduct of the Columbia Business is not transferred to the applicable Columbia Party or is transferred to any NiSource Party, or any asset or Contract reasonably necessary to the conduct of the NiSource Business is not transferred to the applicable NiSource Party or is transferred to any Columbia Party, the parties hereto intend that such asset or Contract shall be transferred to the Party that requires such asset or Contract for the conduct of its business, and NiSource and Columbia shall negotiate in good faith after the Effective Time to determine the terms of such transfer (which terms shall, to the extent applicable, be consistent with those contemplated for the transfer of assets under Section 2.6), or alternatively whether, notwithstanding such intent, such asset or Contract should not be transferred to a Columbia Party or to a NiSource Party, as the case may be, or the terms and conditions upon which such asset or Contract shall be made available to a Columbia Party or to a NiSource Party, as the case may be. Unless expressly provided to the contrary in this Agreement or any Transaction Agreement, if, as a result of mistake or oversight, any Columbia Liability is retained or assumed by any NiSource Party, or any NiSource Liability is retained or assumed by any Columbia Party, the parties hereto intend that such Liability shall be transferred to the Party with respect to which such Liability primarily relates, and NiSource and Columbia shall negotiate in good faith after the Effective Time to determine the consideration for such transfer and assumption or alternatively whether, notwithstanding such intent, such Liability should not be transferred to a Columbia Party or to a NiSource Party, as the case may be, or the terms and conditions upon which any such Liability shall be transferred. Notwithstanding anything to the contrary contained in this Section 5.3(b), (i) no NiSource Party or Columbia Party shall be obligated under this Section 5.3(b) to pay any consideration, grant any concession or incur any Liability to any Third Party other than the Liability to be transferred and (ii) Section 5.2 (and not this Section 5.3(b)) shall apply with respect to any Shared Contract.

SECTION 5.4 Receipt of Misdirected Assets. In the event that at any time and from time to time after the Effective Time, any NiSource Party shall receive from a Third Party an asset of the Columbia Business (including any remittances from account debtors in respect of the Columbia Business), such NiSource Party shall promptly transfer such asset to the appropriate Columbia Party. In the event that at any time and from time to time after the Effective Time, any Columbia Party shall receive from a Third Party an asset of the NiSource Business (including any remittances from account debtors in respect of the NiSource Business), such Columbia Party shall promptly transfer such asset to the appropriate NiSource Party. Each party hereto shall cooperate with the other party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 5.4.

SECTION 5.5 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement or any Transaction Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within 30 days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the Prime Rate in effect on the applicable due date.

SECTION 5.6 No Hire.

(a) NiSource agrees that, without the prior written consent of Columbia’s Senior Vice President of Human Resources, neither it nor any other NiSource Party will, directly or indirectly, hire any employee of any Columbia Party for a period commencing at the Effective Time and ending on the earlier of (i) 12 months following the Distribution Date or (ii) until six months after such employee’s employment with any Columbia Party terminates, provided that no NiSource Party directly or indirectly suggested or directed that such employee terminate his or her employment.

(b) Columbia agrees that, without the prior consent of NiSource’s Senior Vice President of Human Resources, neither it nor any other Columbia Party will, directly or indirectly, hire any employee of any NiSource Party for a period commencing at the Effective Time and ending on the earlier of (i) 12 months following the Distribution Date or (ii) until six months after such employee’s employment with any NiSource Party terminates, provided that no Columbia Party directly or indirectly suggested or directed that such employee terminate his or her employment.

SECTION 5.7 Litigation. (a) As of the Effective Time, the Columbia Parties shall assume and thereafter, except as provided in Article VIII, be responsible for all Liabilities that may result from the Assumed Actions and all Losses and Expenses relating to the defense of the Assumed Actions incurred after the Distribution.

(b) NiSource agrees that, at all times from and after the Effective Time, if an Action relating primarily to the NiSource Business is commenced by a Third Party naming either a Columbia Party or both a NiSource Party and a Columbia Party as defendants thereto, then NiSource shall use its commercially reasonable efforts to cause such Columbia Party to be removed and dismissed from such Action; provided, however, that if NiSource is unable to cause such Columbia Party to be removed and dismissed from such Action, NiSource and Columbia shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(c) Columbia agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Columbia Business is commenced by a Third Party naming either a NiSource Party or both a NiSource Party and a Columbia Party as defendants thereto, then Columbia shall use its commercially reasonable efforts to cause such NiSource Party to be removed and dismissed from such Action; provided, however, that if Columbia is unable to cause such NiSource Party to be removed and dismissed from such Action, NiSource and Columbia shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(d) NiSource and Columbia agree that, at all times from and after the Effective Time, if an Action that does not relate primarily to the Columbia Business or the NiSource Business is commenced by a Third Party naming both a NiSource Party and a Columbia Party as defendants thereto, then NiSource and Columbia shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(e) Notwithstanding anything to the contrary contained in this Agreement, Columbia shall (A) have the right to negotiate, settle and compromise each Action identified on Schedule 5.7(A) on behalf of both all Columbia Parties and all NiSource Parties and (B) be entitled to all amounts payable by any Third Parties in connection with any such Action. None of the NiSource Parties shall be responsible for the payment of any fees, costs or expenses incurred in connection with any Action identified on Schedule 5.7(A).

(f) Notwithstanding anything to the contrary contained in this Agreement, NiSource shall (A) have the right to negotiate, settle and compromise each Action identified on Schedule 5.7(B) on behalf of both all NiSource Parties and all Columbia Parties and (B) be entitled to all amounts payable by any Third Parties in connection with any such Action. None of the Columbia Parties shall be responsible for the payment of any fees, costs or expenses incurred in connection with any Action identified on Schedule 5.7(B).

SECTION 5.8 Signs; Use of Names. (a) Except as provided in the Transaction Agreements and subject to Section 5.8(d), on or prior to 180 days after the Distribution Date, the parties hereto, at the expense of the NiSource Party or Columbia Party that owns the tangible assets, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on assets or properties owned or held by any Columbia Party that show any affiliation with any NiSource Party or the NiSource Business, or on assets or properties owned or held by any NiSource Party that show an affiliation with any Columbia Party or the Columbia Business. Subject to Section 5.8(d), Columbia hereby grants to the NiSource Parties and NiSource hereby grants to the Columbia Parties for a period of 180 days following the Distribution Date, a non-exclusive, non-transferable, fully-paid and royalty-free license to use their respective corporate names (the “Marks”) on business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in their respective businesses as of the Effective Time. Notwithstanding the foregoing and subject to Section 5.8(d): (i) NiSource shall use reasonable efforts to change all references in its materials to the Columbia Parties or the Columbia Business as soon as practicable following the Effective Time; and (ii) Columbia shall use reasonable efforts to change all references in its materials to the NiSource Parties, the NiSource Business and the name and mark “NiSource” or any variations thereof (the “NiSource Mark”) as soon as practicable following the Effective Time.

(b) Except as provided in the Transaction Agreements, after 180 days following the Effective Time, without the prior written consent of NiSource, the Columbia Parties shall not use or display the NiSource Mark, or other trademarks, trade names, logos or identifiers owned by or licensed to a NiSource Party that have not been assigned or licensed to a Columbia Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Columbia Party from using NiSource’s corporate name in public filings with Governmental Authorities, materials intended for distribution to the stockholders of either party hereto or any other communication in any medium that describes the relationship between the parties, including materials distributed to employees relating to the transition of employee benefit plans; and; provided, further, that the continuation of references to the Marks in telephone directories (and other similar Third Party or incidental uses that are not capable of being updated within the time period set forth above) for a period not to exceed one year following the Effective Time shall not be deemed a breach of this Section 5.8.

(c) Notwithstanding the foregoing requirements of this Section 5.8, no Party shall be required to change any name including the word “NiSource” or “Columbia” in any Contract with a Third Party, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that each Columbia Party on a prospective basis from and after the Distribution Date shall change the name in any new or amended Contract with a Third Party or property record.

(d) Columbia acknowledges that the rights of the Columbia Parties to use the name and mark “Columbia” or variations thereof (the “Columbia Mark”) licensed under the Trademark License Agreement are limited to the Licensed Services (as defined in the Trademark License Agreement). Columbia further acknowledges that the NiSource Parties have retained the right to use the Columbia Mark on or in connection with business activities outside the scope of the Licensed Services, including the NiSource Business. Nothing contained in this Agreement shall: (i) apply to or be deemed to limit the use by the NiSource Parties of the Columbia Mark in connection with any business or activity outside the Licensed Services or (ii) prevent the NiSource Parties from using the corporate name of any Columbia Party in public filings with Governmental Authorities, materials intended for distribution to NiSource stockholders or any other communication in any medium that describes the relationship between the parties.

SECTION 5.9 Form S-8 Registration Statement. Columbia shall prepare and file with the SEC such amendments to the Form S-8 Registration Statement as may be necessary to keep the Form S-8 Registration Statement effective under the Securities Act and to keep registered the Columbia Shares subject to stock-based awards granted to current or former officers, employees and directors of the NiSource Parties for a period of not less than ten (10) years following the Distribution Date, provided that, Columbia’s obligations pursuant to this Section 5.9 shall terminate on the date upon which there are no further securities covered thereby that may be issued pursuant to stock-based awards granted to current or former officers, employees and directors of the NiSource Parties pursuant to the terms of the applicable long-term incentive plan.

SECTION 5.10 Financial Instruments. After the Effective Time, (a) without the consent of the applicable NiSource Party, Columbia will not, and will not permit any Columbia Party to, renew, extend, modify, amend or supplement any Columbia Financial Instrument in any manner that would increase, extend or give rise to any Liability of any NiSource Party under such Columbia Financial Instrument and (b) without the consent of the applicable Columbia Party, NiSource will not, and will not permit any NiSource Party to, renew, extend, modify, amend or supplement any NiSource Financial Instrument in any manner that would increase, extend or give rise to any Liability of any Columbia Party under such NiSource Financial Instrument.

SECTION 5.11 Documentation of Transfers. Each Party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable Laws to document transfers of easements, rights of way, rights of access and other related assets that occurred prior to the Distribution Date, in each case, without the payment of any additional consideration and on the terms and conditions under which the Parties operated immediately prior to the Distribution Date.

ARTICLE VI

INSURANCE MATTERS

SECTION 6.1 Insurance.

(a) Coverage. Subject to the provisions of this Section 6.1, coverage of the Columbia Parties under all Policies shall cease as of the Effective Time. From and after the Effective Time, the Columbia Parties will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the NiSource Parties, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Columbia will have the rights in respect of Policies to the extent described in Section 6.1(b).

(b) Rights under Shared Policies. After the Effective Time, the Columbia Parties will have no rights with respect to any Policies, except that (i) Columbia will have the right to assert claims (and NiSource will use commercially reasonable efforts to assist Columbia in asserting claims if so requested by Columbia in writing) for any loss, liability or damage with respect to the Columbia Business or the Assets Transferred to Columbia under Policies that include any Columbia Party or any or all of the Columbia Business or the Assets Transferred to Columbia within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) which are “occurrence basis” insurance policies or are insurance policies written on a “claims made and claims reported” basis (collectively, “Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, (ii) Columbia will have the right to continue to prosecute claims with respect to the Columbia Business or the Assets Transferred to Columbia properly asserted under Occurrence Basis Policies prior to the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow (and NiSource will use commercially reasonable efforts to assist Columbia in asserting claims if so requested by Columbia in writing) and (iii) Columbia will have the right to continue to prosecute claims with respect to the Columbia Business or the Assets Transferred to Columbia properly asserted with the insurer prior to the Effective Time (and NiSource will use commercially reasonable efforts to assist Columbia in asserting claims if so requested by Columbia in writing) under Shared Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, however, that in the case of clauses (i), (ii) and (iii), (A) all of the NiSource Parties’ reasonable Out-of-Pocket Expenses incurred in connection with their efforts to assist Columbia in asserting or continuing to prosecute the claims described above are promptly paid by Columbia following receipt by Columbia of an invoice for such expenses, (B) subject to Section 6.1(c) and Section 6.2(b), the NiSource Parties may, at any time, without liability or obligation to any Columbia Party, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such applicable deductibles, retentions or self-insurance provisions that require a payment (except for reinsurance treaty obligations) by any NiSource Party in respect thereof, Columbia shall reimburse such NiSource Party for such payment, (D) such claims will be subject to (and recovery thereunder will be reduced by the amount of) any payment or reimbursement obligations (except for reinsurance treaty obligations) of any NiSource Party in respect thereof, (E) Columbia shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims to the extent that, prior to the Distribution Date, the Columbia Parties have not paid for or been allocated such claims handling expenses and (F) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 6.1(d). NiSource’s obligation to use commercially reasonable efforts to assist Columbia in asserting claims under applicable Shared Policies shall include using commercially reasonable efforts to assist Columbia to establish its right to coverage under such Shared Policies (so long as all of the NiSource Parties’ Out-of-Pocket Expenses in connection therewith are promptly paid by Columbia). No NiSource Party will bear any Liability for the failure of any third-party insurer to pay any claim under any Shared Policy.

(c) In the event that after the Effective Time any NiSource Party proposes to amend, commute, terminate, buy out, extinguish liability under or otherwise modify any Shared Policy under which any Columbia Party has or may in the future have rights to assert claims pursuant to Section 6.1(b) in a manner that would adversely affect any such rights of such Columbia Party, (i) NiSource will give Columbia prior notice thereof and consult with Columbia with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of NiSource), (ii) NiSource will not take such action without the prior written consent of Columbia, such consent not to be unreasonably withheld, conditioned or delayed, (iii) NiSource will pay to Columbia its equitable share (which shall be mutually agreed upon by NiSource and Columbia, acting reasonably, based on the amount of premiums paid by or allocated to the Columbia Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by NiSource from the insurer under the applicable Shared Policy as a result of such action by NiSource (after deducting NiSource’s reasonable costs and expenses incurred in connection with such action) and (iv) Columbia will pay to NiSource its equitable share (which shall be mutually agreed upon by NiSource and Columbia, acting reasonably, based on the amount of premiums paid by or allocated to the Columbia Business in respect of the applicable Shared Policy), if any, of any net premium owed by NiSource to the insurer under the applicable Shared Policy as a result of such action by NiSource.

(d) To the extent that the limits of any Shared Policy preclude payment in full of any Unrelated Claim filed by both a NiSource Party and a Columbia Party, the insurance proceeds available under such Shared Policy shall be paid to such NiSource Party or such Columbia Party on a FIFO Basis. In the event that both a NiSource Party and a Columbia Party file Related Claims under any Shared Policy, each of such NiSource Party and such Columbia Party shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims, as determined by a third-party adjuster mutually agreed upon by NiSource and Columbia.

SECTION 6.2 Maintenance of Insurance for Columbia; D&O Insurance. (a) Until the Effective Time, NiSource shall use its commercially reasonable efforts to maintain in effect all Policies to the extent that such Policies apply to the Columbia Business.

(b) For a period ending on the sixth anniversary of the Distribution Date, NiSource shall not voluntarily amend, commute, terminate, buy out, extinguish liability under or otherwise modify any Executive Risk Shared Policies in any manner that would materially adversely affect the rights of any Person who was insured thereunder as of immediately prior to the Effective Time and who is an employee or director of any Columbia Party as of the Effective Time without the prior written consent of Columbia, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.3 Administration and Reserves. (a) From and after the Effective Time, the NiSource Parties will be responsible for the Claims Administration with respect to claims of the NiSource Parties under Shared Policies.

(b) From and after the Effective Time, (i) with respect to claims of the Columbia Parties that are, individually or in the aggregate, reasonably expected to result in a recovery of an amount that is less than or equal to the retention amount under the applicable Shared Policy, (x) the NiSource Parties will be responsible for the Claims Administration with respect to such claims, (y) the Columbia Parties shall provide the NiSource Parties commercially reasonable assistance for the prosecution of such claims and (z) the NiSource Parties will not enter into any related agreements or full and final settlements without the written consent of Columbia (which consent shall not be unreasonable withheld, conditioned or delayed) and (ii) with respect to claims of the Columbia Parties that are, individually or in the aggregate, reasonably expected to result in a recovery of an amount in excess of the retention amount under the applicable Shared Policy, (x) the Columbia Parties will be responsible for the Claims Administration with respect to such claims, (y) the NiSource Parties shall provide the Columbia Parties commercially reasonable assistance for the prosecution of such claims and (z) the Columbia Parties will not enter into any related agreements or full and final settlements without the written consent of NiSource (which consent shall not be unreasonable withheld, conditioned or delayed). NiSource and Columbia shall make a good faith effort to agree on the amount attributable to any claim under a Shared Policy to the extent such claim is less than or equal to a retention amount. If the Parties fail to agree on such amount within a 30-day period, a third-party adjudicator mutually agreed upon by NiSource and Columbia shall determine such amount.

(c) In the event that, after the Effective Time, any NiSource Party proposes to change the third-party administrator for any Shared Policy under which Columbia has or may in the future have rights to assert claims pursuant to Section 6.1(b), NiSource will not take such action without the prior written consent of Columbia, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Any insurance or casualty reserves of the NiSource Parties with respect to the Columbia Business shall remain with the NiSource Parties from and after the Effective Time.

(e) To the extent reasonably practicable, NiSource shall provide statutory reporting, where required, relating to any claims of the Columbia Parties under Shared Policies.

SECTION 6.4 Insurance Premiums. From and after the Effective Time, NiSource will pay all premiums, Taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon Columbia will upon the request of NiSource promptly reimburse NiSource for that portion of such additional premiums and other payments paid by NiSource as are reasonably determined by NiSource to be attributable to the Columbia Business. Notwithstanding the foregoing, to the extent that Columbia has previously paid a premium (or has been allocated a portion of a premium by NiSource) or satisfied a deductible amount under a Shared Policy, Columbia shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if Columbia makes a claim under such Shared Policy in accordance with this Article VI.

SECTION 6.5 Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a NiSource Party, on the one hand, and a Columbia Party, on the other hand, relating to the same occurrence, NiSource and Columbia agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 6.5 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

SECTION 6.6 Duty to Mitigate Settlements. To the extent that any Party is responsible for the Claims Administration for any claims under any Shared Policy after the Effective Time, such Party shall use its commercially reasonable efforts to mitigate the amount of any settlements of such claims.

SECTION 6.7 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VI, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article VI) by virtue of the provisions hereof.

ARTICLE VII

EXPENSES

SECTION 7.1 Expenses. Except as otherwise provided in this Agreement or any Transaction Agreement, following the Effective Time (a) NiSource shall pay any then unpaid fees, costs and expenses incurred by it or any NiSource Party in connection with the preparation, execution, delivery and implementation of this Agreement, any Transaction Agreement, the Form 10 Registration Statement, the Form S-8 Registration Statement and the Distribution and the consummation of the transactions contemplated hereby and thereby and (b) Columbia shall pay any then unpaid fees, costs and expenses incurred by it or any Columbia Party in connection with the preparation, execution, delivery and implementation of this Agreement, any Transaction Agreement, the Form 10 Registration Statement, the Form S-8 Registration Statement and the Distribution and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VIII

MUTUAL RELEASES; INDEMNIFICATION

SECTION 8.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 8.1(b) or on Schedule 8.1(A), effective as of the Effective Time,

(i) NiSource, on behalf of itself and each of the NiSource Parties and its and their respective successors and assigns, does hereby release and forever discharge each of the Columbia Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any Columbia Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution and any of the other transactions contemplated by this Agreement or any of the Transaction Agreements; and

(ii) Columbia, on behalf of itself and each of the Columbia Parties and its and their respective successors and assigns, does hereby release and forever discharge each of the NiSource Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any NiSource Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution and any of the other transactions contemplated by this Agreement or any of the Transaction Agreements.

(b) Nothing contained in Section 8.1(a) shall impair any right of any Person identified in Section 8.1(a), pursuant to this Agreement, any Transaction Agreement, any Employee Contract or any Intercompany Agreement prior to the date hereof that is not a Terminated Company Agreement. Nothing contained in Section 8.1(a) shall release or discharge any Person from:

(i) any Liability or obligation under this Agreement, any Transaction Agreement, any Employee Contract or any other Intercompany Agreement prior to the date hereof that is not a Terminated Company Agreement;

(ii) any Liability the release of which would result in the release of any Person other than a NiSource Party or a Columbia Party or their respective Representatives (in each case, in their respective capacities as such); or

(iii) any accounts payable due to any NiSource Party or any Columbia Party in the ordinary course of business.

In addition, nothing contained in Section 8.1(a) shall release any Party from honoring its existing obligations to indemnify any Person who was a Representative of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification pursuant to then existing obligations (including under any applicable charter, bylaw or similar provision); provided, however, that to the extent applicable, Section 8.2 and Section 8.3 shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(c) NiSource shall not, and shall cause the other NiSource Parties not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Columbia Party or any other Person released pursuant to Section 8.1(a)(i), with respect to any Liability released pursuant to Section 8.1(a)(i); and Columbia shall not, and shall cause the other Columbia Parties not to, make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any NiSource Party or any other Person released pursuant to Section 8.1(a)(ii), with respect to any Liability released pursuant to Section 8.1(a)(ii).

(d) It is the intent of each of the parties hereto by virtue of the provisions of this Section 8.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time between any of the NiSource Parties, on the one hand, and any of the Columbia Parties, on the other hand (including any Contracts existing or alleged to exist between any of the Parties on or before the Effective Time), except as expressly set forth in this Section 8.1. At any time, at the reasonable request of either party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, releases reflecting the provisions hereof.

SECTION 8.2 Indemnification by Columbia. Except as provided in Section 8.5, in the Transaction Agreements or in any of the Surviving Intercompany Agreements, Columbia shall indemnify, defend and hold harmless each of the NiSource Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “NiSource Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the NiSource Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following:

(a) the failure by any Columbia Party or any other Person to pay, perform or otherwise promptly discharge any Columbia Liability in accordance with its terms;

(b) any Columbia Liability;

(c) the Columbia Business as conducted (regardless of whether by NiSource and its Subsidiaries, including the Columbia Parties, or another Person) on, at any time prior to or at any time after the Effective Time;

(d) except to the extent provided in Section 8.3(d), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) except to the extent provided in Section 8.3(e), any claim that the information included in the Form S-8 Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) the use by any Columbia Party after the Effective Time of the name NiSource or any variation thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any NiSource Party;

(g) the breach by any Columbia Party of any covenant or agreement set forth in this Agreement or any Conveyancing Instrument;

(h) any item or matter for which reimbursement or indemnification is to be provided by Columbia in accordance with Section 8.5 of the Employee Matters Agreement; and

(i) any Columbia Financial Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

SECTION 8.3 Indemnification by NiSource. Except as provided in Section 8.5, in the Transaction Agreements or in any of the Surviving Intercompany Agreements, NiSource shall indemnify, defend and hold harmless each of the Columbia Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Columbia Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Columbia Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following:

(a) the failure by any NiSource Party or any other Person to pay, perform or otherwise promptly discharge any NiSource Liability in accordance with its terms;

(b) any NiSource Liability;

(c) the NiSource Business as conducted (regardless of whether by NiSource and its Subsidiaries, including the Columbia Parties, or another Person) on, at any time prior to or at any time after the Effective Time;

(d) solely with respect to the information contained in the Form 10 Registration Statement or the Information Statement that is set forth on Schedule 8.3(D) (and to the extent provided therein), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) solely with respect to the information contained in the Form S-8 Registration Statement or the prospectus forming a part thereof that is set forth on Schedule 8.3(E) (and to the extent provided therein), any claim that the information included in the Form S-8 Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) the breach by any NiSource Party of any covenant or agreement set forth in this Agreement or any Conveyancing Instrument;

(g) any item or matter for which reimbursement or indemnification is to be provided by NiSource in accordance with Section 8.5 of the Employee Matters Agreement; and

(h) any NiSource Financial Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

SECTION 8.4 Applicability of and Limitation on Indemnification. Except as expressly provided herein, the indemnity obligation under this Article VIII shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss or Expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

SECTION 8.5 Adjustment of Indemnifiable Losses.

(a) The amount that either party hereto (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party (net of charges related directly and solely to the related indemnifiable Expense or Loss and costs and expenses (including reasonable legal fees and expenses) incurred by the Indemnified Party in connection with seeking to collect and collecting such amounts) in reduction of the related Expense or Loss (such net amounts are referred to herein as “Indemnity Reduction Amounts”). Each of NiSource and Columbia shall use its reasonable best efforts to collect any proceeds under its respective available and applicable Third Party insurance policies to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party. If any Indemnity Reduction Amounts are received by or on behalf of an Indemnified Party in respect of an indemnifiable Expense or Loss for which indemnification is provided under this Agreement after the full amount of such indemnifiable Expense or Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Expense or Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such indemnifiable Expense or Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such indemnifiable Expense or Loss over (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) Indemnity payments under this Agreement shall be reported for Tax purposes in accordance with Section 8.2 of the Tax Allocation Agreement and shall be adjusted in accordance with Sections 8.3, 8.4 and 8.5 of the Tax Allocation Agreement.

SECTION 8.6 Procedures for Indemnification of Third-Party Claims.

(a) If any Third Party shall make any claim or commence any arbitration proceeding or suit (each such claim, proceeding or suit being a “Third-Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against Columbia under Section 8.2 or against NiSource under Section 8.3, such Indemnified Party shall promptly, but in no event later than 10 days after receipt by the Indemnified Party of written notice of the Third-Party Claim, give written notice to the Indemnifying Party describing such Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 8.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 8.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third-Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion subject to the provisions of this Section 8.6, and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 8.6(b) the amount of any Expense or Loss subject to indemnification hereunder resulting from such Third-Party Claim. If the Indemnifying Party gives the foregoing notice within such 30-day period, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that: (i) the Indemnifying Party shall use its reasonable best efforts to prevent any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall use its reasonable best efforts to prevent any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and any counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and any such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed that the Indemnifying Party should pay for such counsel, (B) in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such Third-Party Claim or (C) the Indemnifying Party shall have assumed responsibility for such Third-Party Claim without any reservations or exceptions; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article VIII the Indemnified Party for the full amount of any Expense or Loss resulting from such Third-Party Claim.

(c) If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third-Party Claim as provided in Section 8.6(b), the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(d) Subject to Section 8.6(e), no Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third-Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that if the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of indemnifiable Expenses or Losses in connection with such Third-Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third-Party Claim; provided further that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates or (ii) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party will not (unless required by Law) admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

(e) If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third-Party Claim in good faith or is not settling such Third-Party Claim in accordance with this Section 8.6, the Indemnified Party shall have the right to undertake control of the defense of such Third-Party Claim upon five (5) days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion.

(f) For the avoidance of doubt, the provisions of this Section 8.6 are in furtherance of the provisions of Section 9.1 and shall not be deemed to in any way limit or otherwise modify the Parties’ rights and obligations under Section 9.1.

(g) To the extent that, with respect to any claim governed by Tax Allocation Agreement, there is any inconsistency between the provisions of such Article and of this Section 8.6, the provisions of of the Tax Allocation Agreement shall control with respect to such claim.

SECTION 8.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third-Party Claim shall be reasonably promptly asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 30-day period or does respond within such 30-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article X.

SECTION 8.8 Contribution. If the indemnification provided for in this Article VIII is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 8.8 shall not apply) to an Indemnified Party in respect of any Losses or Expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Columbia Indemnified Parties, on the one hand, and the NiSource Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Expense or Loss. The relative fault of any Columbia Indemnified Party, on the one hand, and of any NiSource Indemnified Party, on the other hand, in the case of any Expense or Loss arising out of or related to information contained in the Form 10 Registration Statement, the Information Statement, the Form S-8 Registration Statement (including the related prospectus) or other securities Law filing shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Columbia Business or a Columbia Indemnified Party, on the one hand, or by the NiSource Business or a NiSource Indemnified Party, on the other hand. The information on Schedule 8.3(D) and Schedule 8.3(E) shall be deemed supplied by the NiSource Business or the NiSource Indemnified Parties. All other information in the Form 10 Registration Statement, the Information Statement and the Form S-8 Registration Statement (including the related prospectus) shall be deemed supplied by the Columbia Business or the Columbia Indemnified Parties.

SECTION 8.9 Indemnification Obligations.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement and (iii) any termination of this Agreement after the Effective Time.

SECTION 8.10 Remedies Cumulative. Subject to the provisions of Article VII and Section 8.12, the remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 8.11 Survival. Unless a specific survival or other applicable period is expressly set forth herein, all covenants and agreements of the parties contained in this Agreement relating to indemnification shall survive the Effective Time indefinitely.

SECTION 8.12 Exclusivity of Tax Allocation Agreement. Except as otherwise expressly set forth in this Agreement, the Tax Allocation Agreement shall be the exclusive agreement among any of the Parties with respect to indemnification in respect of Tax matters.

ARTICLE IX

ACCESS TO INFORMATION AND SERVICES

SECTION 9.1 Agreement for Exchange of Information. (a) Subject to Section 9.1(b), Section 9.8 and any other applicable confidentiality obligations, at all times from and after the Distribution Date for a period of six years, as soon as reasonably practicable after written request: (i) NiSource shall afford to the Columbia Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Columbia’s expense, provide copies of, all Information in the possession or under the control of NiSource immediately following the Distribution Date that relates to Columbia, the Columbia Business or the employees or former employees of the Columbia Business; and (ii) Columbia shall afford to the NiSource Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at NiSource’s expense, provide copies of, all Information in the possession or under the control of Columbia immediately following the Distribution Date that relates to NiSource, the NiSource Business or the employees or former employees of the NiSource Business; provided, however, that in the event that either NiSource or Columbia determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence and; provided, further that, with respect to Information that is subject to a retention period that is longer than six years under the policies and procedures of NiSource as in effect on the Distribution Date, the rights and obligations of the parties hereto under the foregoing provisions of this Section 9.1(a) shall apply to such Information for such longer period.

(b) Either party hereto may request Information under Section 9.1(a) or Section 9.7: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party or any of its Affiliates (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over such requesting party or Affiliate thereof; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or anticipated proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements (other than in connection with any Action or anticipated Action in which any NiSource Party is adverse to any Columbia Party); (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; (iv) to comply with its obligations under this Agreement or any Transaction Agreement or (v) to comply with its obligations under the policies and procedures of NiSource concerning the retention of Information as in effect on the Distribution Date or as amended in accordance with Section 9.4.

(c) Without limiting the generality of the foregoing, until the end of the first full Columbia fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party hereto to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party hereto shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable the other party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

SECTION 9.2 Ownership of Information. Any Information owned by any Party that is provided to a requesting Party pursuant to Section 9.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

SECTION 9.3 Compensation for Providing Information. The party requesting Information pursuant to Section 9.1 agrees to reimburse the providing party for the reasonable Out-of-Pocket Expenses, if any, of gathering and copying such Information, to the extent that such Out-of-Pocket Expenses are incurred for the benefit of the requesting party.

SECTION 9.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article IX after the Distribution Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, the parties hereto agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of NiSource as in effect on the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable party after the Distribution Date subject to the notice provisions of this Section 9.4. For a period of six years following the Distribution Date, prior to amending in any material respect its policies or legal hold procedures with respect to retention of Information held by such party as of the Effective Time, the party proposing to amend its policies or legal hold procedures shall use its commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other party, specifying the amendments proposed to be made, and if, prior to the scheduled date for implementation of such amended policies or legal hold procedures, the other party requests in writing that implementation of such amended policies or legal hold procedures be delayed, the other party shall defer implementation for an additional 30 days and shall discuss in good faith during such 30-day period the written concerns and objections of the other party. Notwithstanding the foregoing, neither party shall be required to delay implementation of any amendment to Information retention policies and legal hold procedures to the extent such amendments are required by applicable Law. After the expiration of such required retention period, if any NiSource Party or Columbia Party wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (i) NiSource or Columbia, on behalf of the Party that is proposing to destroy or dispose of any such Information, will provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (ii) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the Party which is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

SECTION 9.5 Limitation of Liability. No Party shall have any liability to any other Party (a) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information or (b) if any Information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 9.4.

SECTION 9.6 Production of Witnesses; Records; Cooperation. At all times from and after the Distribution Date, each party hereto shall use commercially reasonable efforts to make available, or cause to be made available, to the other party hereto (without cost (other than reimbursement of actual Out-of-Pocket Expenses) to, and upon prior written request of, the other party) its directors, officers, employees and other Representatives as witnesses, and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other documents may reasonably be required by the other party in connection with any Action or any reasonably anticipated Action (except in the case of any Action or any reasonably anticipated Action in which any NiSource Party is adverse to any Columbia Party) in which the requesting party may from time to time be involved with respect to the Columbia Business, the NiSource Business or any transactions contemplated hereby; provided that the same shall not unreasonably interfere with the conduct of business by the party of which the request is made. The requesting party shall bear all Out-of-Pocket Expenses in connection therewith.

SECTION 9.7 Sharing of Knowledge. Subject to Section 9.1(b) and any limitations set forth in any Transaction Agreement and subject to Section 9.8 and any other applicable confidentiality obligations, for a period of two years following the Distribution Date, as soon as reasonably practicable after written request: (a) to the extent that information or knowledge with respect to the Columbia Business as of or prior to the Effective Time is available through discussions with employees of the NiSource Parties, NiSource shall make such employees reasonably available to Columbia to provide such information or knowledge and (b) to the extent that information or knowledge relating to the NiSource Business as of or prior to the Effective Time is available through discussions with employees of the Columbia Parties, Columbia shall make such employees reasonably available to NiSource to provide such information or knowledge; provided, however, that in the event that either NiSource or Columbia determines that any such provision of such information or knowledge would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the parties hereto shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence; and provided further that, to the extent specific information or knowledge-sharing provisions are contained in any of the Transaction Agreements, such other provisions (and not this Section 9.7) shall govern.

SECTION 9.8 Confidentiality. (a) From and after the Distribution Date, each of NiSource and Columbia shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, in strict confidence, with at least the same degree of care that applies to NiSource’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving party after the Distribution Date, all Confidential Information of the disclosing party or any of its Affiliates obtained by such receiving party prior to the Distribution Date, accessed by such receiving party pursuant to Section 9.1 or furnished to such receiving party by or on behalf of the disclosing party or any of its Affiliates pursuant to this Agreement or, to the extent not addressed in a Transaction Agreement, any agreement contemplated hereby, shall not use such Confidential Information (except as contemplated by this Agreement, such Transaction Agreement or any agreement contemplated hereby) and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 9.8 or similar confidentiality obligations; provided, however, that NiSource and Columbia and their respective Representatives may disclose or use such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of the receiving party’s counsel, by other requirements of Law (in which case such party will provide, to the extent reasonably practicable under the circumstances, advance written notice to the other party of its intent to make such disclosure) or (ii) the receiving party can show that such information (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving party without any obligation to keep it confidential by a Third Party under circumstances that are not known to the receiving party to involve a breach of the Third Party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving party as contemplated under this Agreement (except, in the case of each of (A), (B) and (C), to the extent that notwithstanding the foregoing, use or disclosure thereof would be prohibited by applicable Law); and provided further that NiSource and Columbia may disclose, or permit disclosure of, Confidential Information to their respective auditors, attorneys, financial advisors, bankers and other appropriate Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (i) above, each party hereto, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which the parties hereto will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall or shall cause the other applicable party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Each of NiSource and Columbia, respectively, shall be responsible for any breach of this Section 9.8 by any of its Representatives to whom it has disclosed Confidential Information.

(c) Notwithstanding the provisions of this Section 9.8, each of NiSource and Columbia will be deemed to have satisfied its obligations under Section 9.8(a) with respect to preserving the confidentiality of the other party’s Confidential Information as long as it takes the same degree of care that it takes to: (i) secure and maintain the confidentiality of its own similar information; (ii) protect its own similar information against anticipated threats or hazards; and (iii) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of its own similar information.

(d) Each of NiSource and Columbia acknowledges that the disclosing party would not have an adequate remedy at law for the breach by the receiving party of any one or more of the covenants contained in this Section 9.8 and agrees that, notwithstanding Section 10.2, the disclosing party shall, in addition to the other remedies that may be available to it, be entitled to an injunction to prevent actual or threatened breaches of this Section 9.8 and to enforce specifically the terms and provisions of this Section 9.8 in any court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 9.8 shall survive the Distribution Date indefinitely.

(e) This Section 9.8 shall not apply with respect to Confidential Information furnished to the receiving party or accessed by the receiving party pursuant to any Transaction Agreement, except to the extent that such Transaction Agreement incorporates the provisions of this Section 9.8 by reference.

(f) Notwithstanding the limitations set forth in this Section 9.8, with respect to financial and other information related to the Columbia Parties for the periods during which such Columbia Parties were Subsidiaries of NiSource, in addition to fulfilling its periodic reporting obligations with the SEC as required by applicable Law, NiSource shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures.

SECTION 9.9 Privileged Matters. (a) Each of NiSource and Columbia agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the Columbia Business or the NiSource Business for any period prior to the Distribution Date (each a “Privilege”). Each party hereto acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the party requesting that such Privilege be asserted. Each party hereto agrees that neither it nor any of its Affiliates shall waive any Privilege that could be asserted by the other party hereto or any of its Affiliates under applicable Law without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). The rights and obligations created by this Section 9.9 shall apply to all information relating to the NiSource Business or the Columbia Business as to which, but for the Distribution, any Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of any Party and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if any party obtains knowledge that any current or former director, officer or employee of NiSource, Columbia or any of their respective Affiliates has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other party or any of such other party’s

Affiliates, such party shall notify promptly the other party hereto of the existence of the request and shall provide the other party hereto a reasonable opportunity to review the information and to assert any rights it or any of its Affiliates may have under this Section 9.9 or otherwise to prevent the production or disclosure of Privileged Information. Each party hereto agrees that it will not produce or disclose, or permit any of its Affiliates to produce or disclose, any information that may be covered by a Privilege of the other party hereto or any of such other party’s Affiliates under this Section 9.9 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) NiSource’s transfer of books and records and other information to Columbia, and NiSource’s agreement to permit Columbia to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Columbia’s agreement, as set forth in Section 9.8 and Section 9.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 9.1, the agreement to provide witnesses and individuals pursuant to Section 9.6 and the transfer of Privileged Information to Columbia pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 9.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to NiSource in, or the obligations imposed upon Columbia by, this Section 9.9. Columbia’s transfer of books and records and other information to NiSource, and Columbia’s agreement to permit NiSource to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on NiSource’s agreement, as set forth in Section 9.8 and Section 9.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 9.1, the agreement to provide witnesses and individuals pursuant to Section 9.6 and the transfer of Privileged Information to NiSource pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 9.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Columbia in, or the obligations imposed upon NiSource by, this Section 9.9. For the avoidance of doubt, to the extent that books, records and other information remain in the possession of any of the NiSource Parties, such books, records and other information shall remain the property of NiSource, and NiSource shall retain the right to assert privilege over them.

(d) If any dispute arises between any NiSource Party and any Columbia Party regarding whether a privilege should be waived to protect or advance the interests of either the NiSource Parties or the Columbia Parties, each party hereto agrees that it shall (i) negotiate with the other party hereto in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party hereto and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party hereto. Nevertheless, each Party is permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(e) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of NiSource and Columbia set forth in Section 9.8 and this Section 9.9 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges.

The parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

SECTION 9.10 Attorney Representation. (a) Columbia, on behalf of itself and the other Columbia Parties, hereby acknowledges that Sidley is counsel to NiSource, and not counsel to any Columbia Party, in connection with the transactions contemplated by this Agreement. Columbia acknowledges that Sidley has acted as counsel for NiSource and that, in the event of any Dispute (under Article VIII or otherwise), NiSource reasonably anticipates that Sidley will represent the NiSource Parties in such matters. Accordingly, to the extent required by applicable Law or otherwise, Columbia, on behalf of itself and each of the Columbia Parties, expressly (i) consents to Sidley’s representation of any of the NiSource Parties in any post-Distribution matter in which the interests of any Columbia Party, on the one hand, and any NiSource Party, on the other hand, are adverse, whether or not such matter is one in which Sidley may have previously advised NiSource; (ii) consents to the disclosure by Sidley to NiSource of any information learned by Sidley in the course of its representation of NiSource, whether or not such information is subject to the attorney-client privilege or Sidley’s duty of confidentiality and whether or not such disclosure is made before or after the Distribution; and (iii) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of NiSource by Sidley, including in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements. Columbia further covenants, on behalf of itself and each of the Columbia Parties, that it shall not assert any claim against Sidley in respect of legal services provided to NiSource by Sidley, whether or not such services relate to the Columbia Business, the Assets Transferred to Columbia or the transactions contemplated by this Agreement or any of the Transaction Agreements.

(b) NiSource, on behalf of itself and the other NiSource Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Columbia resulting from such person being an employee of NiSource or any of its Subsidiaries (including the Columbia Parties) or having provided legal services to NiSource or any of its Subsidiaries at any time prior to the Distribution and agrees to allow such attorney to represent the Columbia Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date. Columbia, on behalf of itself and the other Columbia Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of NiSource resulting from such person being an employee of Columbia or any of its Subsidiaries or having provided legal services to Columbia or any of its Subsidiaries at any time prior to the Distribution and agrees to allow such attorney to represent the NiSource Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date.

(c) In furtherance of the foregoing provisions of this Section 9.10, each NiSource Party and each Columbia Party will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

SECTION 9.11 Financial Information Certifications. (a) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of NiSource to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Columbia was a Subsidiary of NiSource, and within 60 days following the end of any fiscal year during which Columbia was a Subsidiary of NiSource, Columbia shall provide a certification statement with respect to internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of NiSource, which certification shall be in substantially the same form as had been provided by officers or employees of Columbia in certifications delivered prior to the Distribution Date (provided that such certification shall be made by Columbia rather than individual officers or employees), or as otherwise agreed upon between the parties hereto. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

(b) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Columbia to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Columbia was a Subsidiary of NiSource, and within 60 days following the end of any fiscal year during which Columbia was a Subsidiary of NiSource, NiSource shall provide a certification statement with respect to internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of Columbia, which certification shall be in substantially the same form as had been provided by officers or employees of NiSource in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Distribution Date (provided that such certification shall be made by NiSource rather than individual officers or employees), or as otherwise agreed upon between the parties hereto. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Entire Agreement. This Agreement and the Transaction Agreements, including the Schedules and Exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the NiSource Parties, on the one hand, and any of the Columbia Parties, on the other hand, with respect to such subject matter hereof or thereof.

SECTION 10.2 Dispute Resolution; Mediation.

(a) Subject to Section 10.2(c) and except as otherwise expressly set forth in any Transaction Agreement, either party hereto seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement (each, a “Dispute”), shall provide written notice thereof to the other party hereto, and following delivery of such notice, the parties hereto shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for the subject matter of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the parties hereto are unable for any reason to resolve a Dispute within 30 days after the delivery of such notice or if a party hereto reasonably concludes that the other party is not willing to negotiate as contemplated by this Section 10.2(a), the Dispute shall be submitted to mediation in accordance with Section 10.2(b).

(b) Any Dispute not resolved pursuant to Section 10.2(a) shall, at the written request of any party hereto (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in Chicago, Illinois. The parties shall have 20 days from receipt by a party (or parties) of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within 20 days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other party), that CPR appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No party hereto shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by any other party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other party except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall, to the extent reasonably practicable, give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days after receipt by a party (or parties) of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 10.4.

(c) Notwithstanding the foregoing provisions of this Section 10.2, (i) any party hereto may seek preliminary provisional or injunctive judicial relief without first complying with the procedures set forth in Section 10.2(a) and Section 10.2(b) if such action is reasonably necessary to avoid irreparable damage and (ii) either party hereto may initiate litigation before the expiration of the periods specified in Section 10.2(b) if such party has submitted a Mediation Request and the other party has failed, within 14 days after the appointment of a mediator, to agree upon a date for the first mediation session to take place within 30 days after the appointment of such mediator or such longer period as the parties may agree to in writing. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived by each of the parties hereto. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

SECTION 10.3 Governing Law. This Agreement and all Disputes shall be governed by and construed in accordance with the internal Laws (as opposed to the conflicts of Law provisions) of the State of Delaware.

SECTION 10.4 Submission to Jurisdiction; Waiver of Jury Trial. Each of NiSource, on behalf of itself and each of the NiSource Parties, and Columbia, on behalf of itself and each of the Columbia Parties, hereby irrevocably (a) submits in any Dispute to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago, Illinois, (b) waives any and all objections to jurisdiction that it may have under the Laws of the State of Illinois or the United States, (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.11 shall be effective service of process for any litigation brought against it in any such court and (d) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE (AS DEFINED HEREIN).

SECTION 10.5 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of NiSource and Columbia.

SECTION 10.6 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either party, it is in writing signed by an authorized representative of such party. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 10.7 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

SECTION 10.8 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but both of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or.pdf shall be as effective as delivery of a manually executed counterpart to this Agreement.

SECTION 10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that the rights and obligations of either party under this Agreement shall not be assignable by such party without the prior written consent of the other party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 10.10 Third-Party Beneficiaries. Except for Article VIII, Section 9.10 and Section 10.16, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 10.11 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by electronic transmission when confirmation that the recipient has read the transmission (e.g., a “read receipt”) is received, (d) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (e) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to NiSource prior to the Effective Time, to:

NiSource Inc.

801 East 86th Avenue

Merrillville, IN 46410

Attention: General Counsel

Facsimile:

Email:

If to Columbia, to:

Columbia Pipeline Group, Inc.

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

Attention: General Counsel

Facsimile:

Email:

or to such other address as such party may indicate by a notice delivered to the other party in accordance herewith.

SECTION 10.12 Performance. NiSource will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any NiSource Party. Columbia will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Columbia Party. This Agreement is being entered into by NiSource and Columbia on behalf of themselves and the members of their respective groups (the NiSource Parties and the Columbia Parties). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Person that becomes a Subsidiary of NiSource or Columbia on and after the Effective Time.

SECTION 10.13 Force Majeure. No party hereto shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other party of the nature and extent of any such force majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably feasible.

SECTION 10.14 No Public Announcement. Neither party hereto shall, without the prior written approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law or the rules of any regulatory body or stock exchange, in which case the other party shall be advised and the parties shall use their respective commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

SECTION 10.15 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of the NiSource Board without the prior approval of any Person, including Columbia. In the event of such termination, this Agreement shall forthwith become void, and no party shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties hereto.

SECTION 10.16 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder or Representative of Columbia or NiSource, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Columbia or NiSource, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Columbia and NiSource, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable Law.

SECTION 10.17 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the parties hereto contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

SECTION 10.18 Authority. NiSource represents on behalf of itself and on behalf of the other NiSource Parties, and Columbia represents on behalf of itself and on behalf of the other NiSource Parties, as follows:

(a) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b) this Agreement and each Transaction Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

NISOURCE INC.

By:
Name:
Title:

COLUMBIA PIPELINE GROUP, INC.

By:
Name:
Title:

Separation and Distribution Agreement